Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-8

Wix.com Ltd.

Table 1: Newly Registered Securities

Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Ordinary Shares, par value NIS 0.01 per share	(1)	Other	8,464,025	$75.20	$636,494,680.00	0.0001381	$87,899.92

Total Offering Amounts:						$636,494,680.00		87,899.92
Total Fee Offsets:								0.00
Net Fee Due:								$87,899.92

__________________________________________
Offering Note(s)

(1)	(1) This Registration Statement on Form S-8 covers (i) 8,464,025 ordinary shares that may be issued under the Wix.com Ltd. 2013 Incentive Compensation Plan, as amended (the “2013 Plan”), and (ii) pursuant to Rule 416(a) under the Securities Act of 1933, as amended, an indeterminate number of additional shares that may become issuable under the terms of the 2013 Plan by reason of any share split, share dividend, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration that results in an increase in the number of outstanding ordinary shares of the Registrant.

(2) Calculated solely for the purpose of determining the registration fee pursuant to Rule 457(c) and (h) on the basis of the average of the high and low prices ($76.50 and $73.905) of the Registrant’s ordinary shares as quoted on the Nasdaq Global Select Market on May 6, 2026.